                                                                      EXHIBIT 11

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                                       YEAR ENDED NOVEMBER 30,
                                                            ---------------------------------------------
                                                                1996            1995             1994
                                                            ------------    ------------     ------------
                                                            (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
PRIMARY
  Average shares outstanding                                      10,329          10,093            8,382
  Net effect of dilutive stock options and
   warrants based on the treasury stock
   method using average market price                                 403             449              676
                                                            ------------    ------------     ------------
                                         TOTAL                    10,732          10,542            9,058
                                                            ============    ============     ============
Income before cumulative effect of change
  in accounting principle                                         $2,994          $1,089           $1,613
                                                            ============    ============     ============
Net income                                                        $2,994          $1,089           $1,963
                                                            ============    ============     ============
Income before cumulative effect of change
  in accounting principle                                          $0.28           $0.10            $0.18

Cumulative effect of change in
  accounting principle                                                -              -               0.04
                                                            ------------    ------------     ------------
Net income per share                                               $0.28           $0.10            $0.22
                                                            ============    ============     ============
FULLY DILUTED
  Average shares outstanding                                      10,329          10,093            8,382
  Net effect of dilutive stock options and
  warrants based on the treasury stock
  method using the year-end market price,
  if higher thanprice                                                434             479              711
                                                            ------------    ------------     ------------
                                          TOTAL                   10,763          10,572            9,093
                                                            ============    ============     ============

Income before cumulative effect of change
  in accounting principle                                         $2,994          $1,089           $1,613
                                                            ============    ============     ============
Net income                                                        $2,994          $1,089           $1,963
                                                            ============    ============     ============
Income before cumulative effect of change
  in accounting principle                                          $0.28           $0.10            $0.18

Cumulative effect of change in
  accounting principle                                               -               -               0.04
                                                            ------------    ------------     ------------
Net income pershare                                         $       0.28    $       0.10     $       0.22
                                                            ============    ============     ============